CONSULTING AGREEMENT

This Consulting Agreement, dated as of September 11, 2014 (the “Agreement”) is made and entered into by and between CommunityOne Bank, N.A. (the “Bank”) and CommunityOne Bancorp (“Parent”; and together with the Bank, the “Company”), and Brian E. Simpson, an individual (the “Consultant”).

INTRODUCTORY STATEMENT

WHEREAS, the Consultant has served as an executive officer of the Company pursuant to the terms of an Employment Agreement between the Company and the Consultant made and entered into as of October 21, 2011 (the “Employment Agreement”);

WHEREAS, the Company and the Consultant have entered into a Separation Agreement, pursuant to which the Consultant’s services as an executive officer and employee of the Company will end as of September 30, 2014, and a related Release Agreement.

WHEREAS, upon termination of Consultant’s employment, the Company wishes to hire the Consultant as a consultant for a period of time, and the Consultant has agreed to act as a consultant for the Company;

NOW THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the Parties, it is agreed as follows:

1. Consulting Period; Extent of Services.

(a) For a period beginning on October 1, 2014 and ending on September 30, 2016 (the “Consulting Period”), the Consultant shall make himself available to advise the Company on such matters as the President and Chief Executive Officer of the Company or his designees may request, including, but not be limited to, asset/liability management, financial modeling, regulatory consulting, expansion strategies, customer relationships, risk management, and such other services or advice as the President and Chief Executive Officer may reasonably request at such time and locations as the Company may reasonably require. During the Consulting Period, the Consultant shall be available to provide these services during normal business hours upon the Company’s request for up to 25 hours per month. Consultant agrees to use his best efforts to perform the Consulting Services in a professional and competent manner. Consultant is not hereby being granted nor will he have any authority, apparent or otherwise, to bind or commit Company, Bank or any subsidiary or affiliate of Company or Bank in any manner after the Separation Date.

(b) Nothing in this Agreement shall prohibit the Consultant from providing services to others during the Consultation Period to the extent that such services (i) are not in violation of Sections 8 and 9 of the Employment Agreement, and (ii) do not involve a conflict of interest or a corporate opportunity otherwise available to the Company.
(c) Bank and Consultant acknowledge and agree that because the Consulting Services required hereunder shall be no more than 20 percent of the average level of bona fide services performed by Consultant as Chief Executive Officer of Parent and Bank and their affiliates, in the aggregate, over the immediately preceding 36-month period during which Consultant was an employee of Parent and Bank, Consultant has had a “separation from service” from Company and Bank for purposes of Section 409A of the Internal Revenue Code (“Code”) and Treasury Regulation section 1.409A-1(h)(ii).

(d) The Consulting Period may end before September 30, 2016 to the extent provided in section 4 of this Agreement.

2. Location of Services; Facilities; Expenses.

(a) The Company shall provide the Consultant with such administrative support appropriate to the services requested of him at an office location which the Company shall determine in its discretion. To the extent required for the delivery of the services required of him, the Consultant will travel to other offices of the Company, and to other requested locations. Subject to the reasonable requirements of the Company, the Consultant shall control the time and manner and (except as provided in section 2(b) of this Agreement) absorb the expenses incurred for delivery of the services required of him under this Agreement.

(b) The Company will reimburse the Consultant for his travel and other out-of-pocket expenses incurred in the delivery of services under this Agreement consistent with its policies for the payment of expenses of other independent contractors.

3. Consulting Compensation.

(a) For all his services under this Agreement, the Company will compensate the Consultant a consulting fee at the annual rate of One Hundred and Twenty Five Thousand Dollars ($125,000) payable in arrears in approximately equal monthly installments, the first such installment to be paid on or about October 31, 2014.

(b) Consultant is an independent contractor and is not an employee, partner or co-venturer of or with the Company. No provision of this Agreement shall be deemed to create an employment relationship between the Consultant and the Company. The Company shall not assume, and specifically disclaim, any obligations of an employer to an employee which may exist under applicable law and the Consultant shall not have any of the rights of an employee with respect to the Company (including, but not limited to, the right to participate in employee benefit plans), and specifically waives any and all such rights.

(c) The Consultant shall be responsible for and pay all taxes arising from compensation and other amounts paid under this Agreement. No federal, state or local income tax, social security tax, unemployment tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant. Consultant agrees to indemnify, defend and reimburse and hold harmless the Company from and against any obligations imposed on the Company for any tax liability the Company may incur by virtue of any payments made by the Company to the Consultant should the Consultant fail to file and pay all appropriate taxes as a self-employed person. For sake of clarity, Consultant shall not be eligible for, and shall not participate in, any employee pension, 401(k), health, welfare or other fringe benefit plan of the Company.

4. Termination.

(a) The Consultant may discontinue the performance of services under this Agreement by written notice to the Company, which notice shall specify the date, no earlier than ten days following the date of the notice, as of which services shall be discontinued. In such event, the Consulting Period will end on the date specified in the notice (except for the restriction set forth in Section 1(b)(i) of this Agreement, which shall continue to apply until September 30, 2016), and the sole obligation of the Company shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses.

(b) The Consulting Period will end on the date of the Consultant’s death, and the sole obligation of the Company shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses.

(c) The Consulting Period will end on the date of the Consultant’s “Disability” (as hereinafter defined), and the sole obligation of the Company shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses. For this purpose, “Disability” means any medical condition, mental or physical, which, when determined by an independent medical examiner with whom Consultant shall provide his cooperation, renders the Consultant unable to substantially perform the services required of him under this Agreement for a period in excess of ninety (90) days.

(d) The Company may terminate the Consultant’s services under this Agreement by written notice to the Consultant, which notice shall specify the date, no earlier than the date of the notice, as of which services shall be terminated and whether such termination is with or without “Cause” (as hereinafter defined). If such termination is without “Cause”, the Company shall continue to pay to the Consultant the compensation due under section 3 of this Agreement for the remainder of the Consulting Period. If such termination is with “Cause”, the Consulting Period will end on the date specified in the notice and the sole obligation of the Company shall be the payment of any unpaid compensation (pro-rated, if applicable, for any period of less than one month) due for services actually rendered and unreimbursed expenses. For this purpose, “Cause” shall mean (i) failure or inability for any reason other than Disability to satisfactorily perform the services required under this Agreement, (ii) material violation by the Consultant of any of the terms of this Agreement; (iii) violation by the Consultant of any of the surviving terms of the Employment Agreement; (iv) any act or omission by the Consultant that has, or may reasonably be expected to have, a material adverse effect on the Company or its business, operations, properties, assets or reputations; (v) the Consultant’s conviction of, or entry of a plea of guilty or no contest to, a felony or any violation of any material federal, state or local law, rule or regulation or administrative order applicable to financial institutions, in each case as determined by the Company in good faith.

(e) Section 13(b) of the Employment Agreement (relating to Section 409A) is hereby incorporated by reference and shall apply with respect to payments under this Agreement.

5. Confidential Information.
Consultant recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of Company and Bank, as it may exist from time to time, are valuable, special and unique assets of the business of Company and Bank. Consultant will not, during or after his Separation Date or his Consulting Termination Date, whichever is later, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of Company and Bank, to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized, in writing, by the Board or required by law. Notwithstanding the foregoing, Consultant may disclose any general knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of Company and Bank. Further, Consultant may disclose information regarding the business activities of Company and Bank, to any bank regulator having regulatory jurisdiction over the activities of Company and Bank pursuant to a formal regulatory request, provided, Consultant gives written notice to Company and Bank no later than five (5) business days prior to doing so. In the event of a breach or threatened breach by Consultant of the provisions of this Section, Company and Bank, after written notice to Consultant of its or their intention to pursue such action given at least five (5) business days prior to doing so, will be entitled to seek injunctive relief restraining Consultant from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Company and Bank, or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Company and Bank, from pursuing any other remedies available to Company and Bank for such breach or threatened breach, including the recovery of damages from Consultant, provided that Company and/or Bank give written notice to Consultant of its or their intention to pursue any such action at least five business days before doing so.

6. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Consultant, his legal representatives and testate or intestate distributees, and the Company and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

7. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Consultant:

Brian E. Simpson
4432 Fox Brook Lane
Charlotte, North Carolina 28211

Or the most recent address on the Company’s records for the Consultant
If to the Company:
CommunityOne Bancorp
1017 East Morehead Street, Suite 200
Charlotte, NC 28204
Attn:     Chief Human Resource Offices
Cc:    General Counsel

If to the Bank:

CommunityOne Bank, N.A.
101 Sunset Ave
Asheboro, NC 27203
Attn:     Chief Human Resource Offices
Cc:    General Counsel

8. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

9. Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement, to the extent delivered by means of pdf or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of North Carolina applicable to contracts entered into and to be performed entirely within that State.

11. Entire Agreement: Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12. Survival.

The provisions of any section of this Agreement which by its terms contemplates performance after the expiration or termination of this Agreement shall survive the expiration of the Employment Period or termination of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

COMMUNITYONE BANCORP	COMMUNITYONE BANK, N.A.
By: /s/ Robert L. Reid	By: /s/ David L. Nielsen
Name: Robert L. Reid	Name: David L. Nielsen
Title: President	Title: EVP CFO

CONSULTANT
/s/ Brian E. Simpson